UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2013

REACHLOCAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 274-0260

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Plano Parkway Lease

On June 17, 2013, ReachLocal, Inc. (“ReachLocal”) and EPC-IBP 16, LLC (the “Landlord”) entered into a lease agreement (the “Lease”) with respect to approximately 100,000 square feet of office space on W. Plano Parkway, Plano, Texas. The parties expect to complete the build-out during the second half of 2014, at which time the Company will consolidate its current offices at 6400 and 6504 International Parkway, Plano, Texas, at the new Plano Parkway premises.

The initial term of the Lease runs for 10 years beginning the 120th day after delivery of the Plano Parkway premises to ReachLocal (the “Commencement Date”). ReachLocal will pay fixed rent in an amount of $1.4 million per year initially, increasing to $1.9 million per year in the final year of the initial term, and shall also be responsible for its share of operating costs, real estate taxes and other specified charges. The Landlord will provide ReachLocal a construction allowance of approximately $4 million to complete tenant improvements, subject to increase under certain circumstances.

ReachLocal has an option to extend the Lease for two five-year periods, subject to certain conditions, at the then-prevailing market rate. ReachLocal may expand the Plano Parkway premises by exercising its rights to (i) a one-time option to expand the Plano Parkway premises, (ii) a right of first refusal to lease additional space in the building on the same terms and conditions as a bona fide third party offer, and (iii) during the first five years of the initial term, a right of first offer to occupy additional space in the building. ReachLocal also has a one-time right to contract the Plano Parkway premises to the size of the premises on the Commencement Date, subject to payment of a contraction fee and other related costs.

The Lease contains additional terms, conditions, events of defaults and covenants customary for a lease agreement, including, among others, an obligation of ReachLocal to maintain certain levels of general liability, business interruption, property and other insurance, surrender conditions of the Plano Parkway premises and indemnification provisions in favor of the Landlord. In the event of a default by ReachLocal under the Lease, the Landlord has the right to terminate the Lease, take possession of the Plano Parkway premises and, subject to legal limitations, recover monetary damages including unpaid rent.

On June 17, 2013, ReachLocal and Landlord also entered a letter agreement pursuant to which the Landlord agreed to make monthly payments to ReachLocal of $23,725.05, beginning February 1, 2014 and ending July 1, 2014, to reimburse ReachLocal for additional rent due affiliates of the Landlord under the International Parkway leases described below. The letter agreement also provides that ReachLocal may terminate the Lease on or prior to June 25, 2013, if the City of Plano, Texas has not approved certain tax abatement and economic development incentive agreements substantially in the forms previously approved by the parties.

Amendments to 6400 and 6504 International Parkway Leases

On June 17, 2013, ReachLocal and ARI - International Business Park, LLC, ARI - IBP 1, LLC, ARI - IBP 2, LLC, ARI - IBP 3, LLC, ARI - IBP 4, LLC, ARI - IBP 5, LLC, ARI - IBP 6, LLC, ARI - IBP 7, LLC, ARI - IBP 8, LLC, ARI - IBP 9, LLC, ARI - IBP 11, LLC, and ARI - IBP 12, LLC (collectively, the “International Parkway Landlord”), entered into a consolidated amendment to lease agreements (the “International Parkway Amendment”), amending the previously disclosed (i) lease agreement between ReachLocal and CB Parkway Business Center, Ltd. (predecessor-in-interest to the International Parkway Landlord), dated June 2, 2006, with respect to ReachLocal’s offices at 6400 International Parkway, Plano, Texas 75093; and (ii) lease agreement between ReachLocal and the International Parkway Landlord, dated February 2, 2010, with respect to ReachLocal’s offices at 6504 International Parkway, Plano, Texas 75093.

The International Parkway Amendment extends the end of the term of each International Parkway lease by three months, from July 31, 2014 to October 31, 2014. The terms of the International Parkway leases are otherwise unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2013	REACHLOCAL, INC.
	By:	/s/ Ross G. Landsbaum
Ross G. Landsbaum
Chief Financial Officer